Exhibit 99.1

Pharma-Bio Serv Announces Results for
the Three and Six Months Ended April 30, 2015

DORADO, PUERTO RICO / ACCESSWIRE / June 15, 2015 / Pharma-Bio Serv, Inc. (Pharma-Bio Serv or the Company) (OTCQB: PBSV), a compliance, project management and technology transfer support consulting firm, that provides services to the pharmaceutical, biotechnology, chemical, medical device, cosmetic, food and allied products industries, today announced net revenues for the three and six months ended April 30, 2015 of $5.4 and $11.3 million, respectively, a decrease of approximately $1.1 and $2.3 million, or 17.2% and 16.6%, respectively, when compared to the same periods last year. The revenue decrease is mainly attributable to declines in the United States and Europe consulting markets of $1.4 and $0.2 million, and $2.9 and $0.5, for the three months and six months ended April 30, 2015, as compared to the same periods last year respectively, partially offset by gains in the Puerto Rico consulting business of $0.6 and $1.3 million, respectively. Latin America projects, managed from Puerto Rico, contributed to Puerto Rico consulting gains in the amount of $0.5 and $1.0 million for the three and six months periods ended April 30, 2015 when compared to the same periods last year, respectively.

Selling, general and administrative expenses for the three and six months ended April 30, 2015 were approximately $1.3 and $2.7 million, respectively, a net decrease in expenses of approximately $0.4 and $0.5 million, respectively, as compared to the same periods last year. Business development and operational support expenses were streamlined on those divisions that had a decline on revenues as compared to the same period last year.

Net income for three and six months ended April 30, 2015 was approximately $0.4 and $0.6 million, no significant variance for the three months ended April 30, 2015, and a decrease of $0.3 million for the six months ended April 30, 2015, when compared with the same periods last year. Our net income variance is mainly attributable to the decline in revenue, partially offset by a reduction of business development and operational support expenses, and the effect of the effective income tax rates (including Puerto Rico favorable tax grants) over income before tax.

Earnings per common share basic and diluted for the three and six months ended April 30, 2015 were $0.016 and $0.015, and $0.028 for both, respectively. These represents an increase of $0.002 and $0.001, and a decrease of $0.015 and $1.014 per common share basic and diluted, for the three and six months ended April 30, 2015, respectively, when compared to the same periods last year. The variances are mainly due to the slight increase in net income for the three months ended April 30, 2015, and the decrease in net income for the six months ended April 30, 2015, as compared to the same periods last year.

“Our focus on strategic growth initiatives and global business development continues, as we pursue our robust, integrated services model,” said Victor Sanchez, CEO of Pharma-Bio Serv. “We are encouraged by continued growth of projects in Latin America and remain optimistic about prospects for growth in both the US and European markets. We also strive to streamline our costs in non-performing divisions, while at the same time we continue emphasizing high quality services. This strategy allowed us to balance current market needs with our operational costs during the six months ended April 30, 2015.” he added.

About Pharma-Bio Serv Inc.

Pharma-Bio Serv is a compliance, project management and technology transfer support consulting firm, headquartered in Puerto Rico, with operations in the U.S., Ireland and Spain. Pharma-Bio Serv's core business is FDA and other international regulatory compliance agency related services, with integrated portfolio services including microbiological and chemical testing services for clients in the Pharmaceutical, Biotechnology, Chemical, Medical Device, Cosmetic, Food and Allied Products industries. The Company's services also include information technology consulting through our "Integratek" consulting practice, and "Pharma Serv Academy," a division that provides technical and regulatory standards seminars/training conducted by industry experts. The Company's global team includes more than 215 leading engineering and life science professionals, quality assurance managers and directors.

Forward Looking Statements

This news release contains "forward-looking statements" within the meaning of the U.S. federal securities laws, which statements may include information regarding the plans, intentions, expectations, future financial performance, or future operating performance of Pharma-Bio Serv. Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this news release. Although Pharma-Bio Serv's management believes these expectations, estimates, or projections to be reasonable as of the date of this news release, forward-looking statements are inherently subject to significant business risks, economic and competitive uncertainties, or other contingencies, which could cause its actual results or performance to differ materially from what may be expressed or implied in the forward-looking statements. There can be no assurance that the processes being undertaken by Pharma-Bio Serv will result in growth through business development or mergers and acquisitions. Important factors that could cause Pharma-Bio Serv's actual results or performance to differ materially from the forward-looking statements include those set forth in the "Risk Factors" section of Pharma-Bio Serv's Annual Report on Form 10-K for the year ended October 31, 2014, and in its other filings with the Securities and Exchange Commission, which filings are available on www.sec.gov. Pharma-Bio Serv disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Investor Relations Contact:
Scott Gordon
President
CorProminence LLC
scottg@corprominence.com
631 703 4900